Exhibit 99.1

LULULEMON ATHLETICA INC. ANNOUNCES SECOND QUARTER FISCAL 2019 RESULTS
Revenue up 22% to $883 million
Comparable sales increase 15%, or 17% on a constant dollar basis
Diluted EPS of $0.96 for the second quarter
Vancouver, British Columbia – September 5, 2019 – lululemon athletica inc. (NASDAQ:LULU) today announced financial results for the second quarter of fiscal 2019.
For the second quarter ended August 4, 2019:

•	Net revenue was $883.4 million, an increase of 22% compared to the second quarter of fiscal 2018. On a constant dollar basis, net revenue increased 23%.

•	Total comparable sales increased 15%, or increased 17% on a constant dollar basis.

–	Comparable store sales increased 10%, or increased 11% on a constant dollar basis.

–	Direct to consumer net revenue increased 30%, or increased 31% on a constant dollar basis.

•	Direct to consumer net revenue represented 24.6% of total net revenue compared to 23.1% for the second quarter of fiscal 2018.

•	Gross profit was $485.8 million, an increase of 23% compared to the second quarter of fiscal 2018.

•	Gross margin was 55.0%, an increase of 20 basis points compared to the second quarter of fiscal 2018.

•	Income from operations was $168.0 million, an increase of 25% compared to the second quarter of fiscal 2018.

•	Operating margin was 19.0%, an increase of 50 basis points compared to the second quarter of fiscal 2018.

•	Income tax expense was $44.8 million compared to $40.0 million in the second quarter of fiscal 2018 and the effective tax rate was 26.4% compared to 29.5%.

•	Diluted earnings per share were $0.96 compared to $0.71 in the second quarter of fiscal 2018.

•	The Company repurchased 9.6 thousand shares of its own common stock at an average cost of $164.05 per share.
The Company ended the second quarter of fiscal 2019 with $623.7 million in cash and cash equivalents compared to $777.8 million at the end of the second quarter of fiscal 2018. Inventories at the end of the second quarter of fiscal 2019 increased 26% to $494.3 million compared to $392.7 million at the end of the second quarter of fiscal 2018. The Company ended the quarter with 460 stores.
Calvin McDonald, Chief Executive Officer, commented: "We're pleased with the ongoing strength across our business. We continue to make progress in delivering against our Power of Three growth pillars - product innovation, omni-guest experience, and market expansion. Our success demonstrates the significant runway in front of lululemon and I'm grateful to our teams for bringing our vision to life."
Updated Outlook
For the third quarter of fiscal 2019, we expect net revenue to be in the range of $880 million to $890 million based on a total comparable sales increase in the low teens on a constant dollar basis. Diluted earnings per share are expected to be in the range of $0.90 to $0.92 for the quarter. This guidance assumes 131 million diluted weighted-average shares outstanding and a 28% tax rate. The guidance does not reflect potential future repurchases of the Company's shares.
For the full fiscal 2019, we now expect net revenue to be in the range of $3.800 billion to $3.840 billion based on a total comparable sales increase in the low teens on a constant dollar basis. Diluted earnings per share are expected to be in the range of $4.63 to $4.70 for the full year, based on a 27.5% effective tax rate. The guidance assumes 131 million diluted weighted-average shares outstanding. The guidance does not reflect potential future repurchases of the Company's shares.
The guidance and outlook forward-looking statements made in this press release are based on management's expectations as of the date of this press release and the Company undertakes no duty to update or to continue to provide information with respect to any forward-looking statements or risk factors, whether as a result of new information or future events or circumstances or otherwise. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of risks and uncertainties, including those stated below.
Shifted Calendar for Comparable Sales
Due to the 53rd week in fiscal 2018, comparable sales are calculated on a one week shifted basis in fiscal 2019. For the second quarter of fiscal 2019, the 13 weeks ended August 4, 2019 are compared to the 13 weeks ended August 5, 2018 rather than July 29, 2018.
Conference Call Information
A conference call to discuss second quarter results is scheduled for today, September 5, 2019, at 4:30 p.m. Eastern time. Those interested in participating in the call are invited to dial 1-800-319-4610 or 1-604-638-5340, if calling internationally, approximately 10 minutes prior to the start of the call. A live webcast of the conference call will be available online at: http://investor.lululemon.com/events.cfm. A replay will be made available online approximately two hours following the live call for a period of 30 days.
About lululemon athletica inc.
lululemon athletica inc. (NASDAQ:LULU) is a healthy lifestyle inspired athletic apparel company for yoga, running, training, and most other sweaty pursuits, creating transformational products and experiences which enable people to live a life they love. Setting the bar in technical fabrics and functional designs, lululemon works with yogis and athletes in local communities for continuous research and product feedback. For more information, visit www.lululemon.com.
Non-GAAP Financial Measures
Constant dollar changes in net revenue, total comparable sales, comparable store sales, and direct to consumer net revenue are non-GAAP financial measures.
A constant dollar basis assumes the average foreign exchange rates for the period remained constant with the average foreign exchange rates for the same period of the prior year. We provide constant dollar changes in net revenue, total comparable sales, comparable store sales, and direct to consumer net revenue because we use these measures to understand the underlying growth rate of net revenue excluding the impact of changes in foreign exchange rates. We believe that disclosing these measures on a constant dollar basis is useful to investors because it enables them to better understand the level of growth of our business.
The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or with greater prominence to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the section captioned "Reconciliation of Non-GAAP Financial Measures" included in the accompanying financial tables, which includes more detail on the GAAP financial measure that is most directly comparable to each non-GAAP financial measure, and the related reconciliations between these financial measures.
Forward-Looking Statements:
This press release includes estimates, projections, statements relating to our business plans, objectives, and expected operating results that are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In many cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expects," "plans," "anticipates," "outlook," "believes," "intends," "estimates," "predicts," "potential" or the negative of these terms or other comparable terminology. These forward-looking statements also include our guidance and outlook statements. These statements are based on management's current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation: our ability to maintain the value and reputation of our brand; the acceptability of our products to our guests; our highly competitive market and increasing competition; our reliance on and limited control over third-party suppliers to provide fabrics for and to produce our products; an economic downturn or economic uncertainty in our key markets; increasing product costs and decreasing selling prices; our ability to anticipate consumer preferences and successfully develop and introduce new, innovative and updated products; our ability to accurately forecast guest demand for our products; our ability to safeguard against security breaches with respect to our information technology systems; any material disruption of our information systems; our ability to have technology-based systems function effectively and grow our e-commerce business globally; changes in consumer shopping preferences and shifts in distribution channels; the fluctuating costs of raw materials; our ability to expand internationally in light of our limited operating experience and limited brand recognition in new international markets; our ability to deliver our products to the market and to meet guest expectations if we have problems with our distribution system; imitation by our competitors; our ability to protect our intellectual property rights; our ability to source and sell our merchandise profitably or at all if new trade restrictions are imposed or existing trade restrictions become more burdensome; changes in tax laws or unanticipated tax liabilities; our ability to manage our growth and the increased complexity of our business effectively; our ability to cancel store leases if an existing or new store is not profitable; increasing labor costs and other factors associated with the production of our products in South and South East Asia; the operations of many of our suppliers are subject to international and other risks; our ability to successfully open new store locations in a timely manner; our ability to comply with trade and other regulations; the service of our senior management; seasonality; fluctuations in foreign currency exchange rates; conflicting trademarks and the prevention of sale of certain products; our exposure to various types of litigation; actions of activist stockholders; anti-takeover provisions in our certificate of incorporation and bylaws; and other risks and uncertainties set out in filings made from time to time with the United States Securities and Exchange Commission and available at www.sec.gov, including, without limitation, our most recent reports on Form 10-K and Form 10-Q. You are urged to consider these factors carefully in evaluating the forward-looking statements contained herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by these cautionary statements. The forward-looking statements made herein speak only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances, except as may be required by law.
Contacts:
Investor Contact:
lululemon athletica inc.
Howard Tubin
1-604-732-6124

or

ICR, Inc.
Joseph Teklits/Caitlin Morahan
1-203-682-8200

Media Contact:
lululemon athletica inc.
Erin Hankinson
1-604-732-6124

or

Brunswick Group
Eleanor French
1-415-671-7676

lululemon athletica inc.
Condensed Consolidated Statements of Operations
Unaudited; Expressed in thousands, except per share amounts

	Quarter Ended		Two Quarters Ended
	August 4, 2019	July 29, 2018	August 4, 2019	July 29, 2018
Net revenue	$883,352	$723,500	$1,665,667	$1,373,206
Costs of goods sold	397,556	327,306	758,151	632,279
Gross profit	485,796	396,194	907,516	740,927
As a percent of net revenue	55.0%	54.8%	54.5%	54.0%
Selling, general and administrative expenses	317,814	261,986	610,722	502,414
As a percent of net revenue	36.0%	36.2%	36.7%	36.6%
Income from operations	167,982	134,208	296,794	238,513
As a percent of net revenue	19.0%	18.5%	17.8%	17.4%
Other income (expense), net	1,850	1,591	4,229	4,509
Income before income tax expense	169,832	135,799	301,023	243,022
Income tax expense	44,842	40,029	79,430	72,099
Net income	$124,990	$95,770	$221,593	$170,923

Basic earnings per share	$0.96	$0.71	$1.70	$1.27
Diluted earnings per share	$0.96	$0.71	$1.69	$1.26
Basic weighted-average shares outstanding	130,285	133,986	130,489	134,744
Diluted weighted-average shares outstanding	130,783	134,530	131,060	135,230

lululemon athletica inc.
Condensed Consolidated Balance Sheets
Unaudited; Expressed in thousands

	August 4, 2019	February 3, 2019	July 29, 2018
ASSETS
Current assets
Cash and cash equivalents	$623,738	$881,320	$777,841
Inventories	494,294	404,842	392,672
Prepaid and receivable income taxes	112,572	49,385	62,203
Other current assets	102,409	93,735	75,321
Total current assets	1,333,013	1,429,282	1,308,037
Property and equipment, net	617,090	567,237	487,546
Right-of-use lease assets	657,044	—	—
Goodwill	24,184	24,239	24,255
Deferred income taxes and other non-current assets	63,413	63,953	61,319
Total assets	$2,694,744	$2,084,711	$1,881,157
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$110,513	$95,533	$110,523
Accrued inventory liabilities	8,778	16,241	12,597
Accrued compensation and related expenses	100,735	109,181	62,794
Current lease liabilities	130,182	—	—
Current income taxes payable	5,090	67,412	3,021
Unredeemed gift card liability	79,629	99,412	64,420
Revolving credit facility	—	—	100,000
Other current liabilities	117,682	112,698	95,806
Total current liabilities	552,609	500,477	449,161
Non-current lease liabilities	568,311	—	—
Non-current income taxes payable	48,226	42,099	44,078
Deferred income tax liability	14,114	14,249	1,582
Other non-current liabilities	4,105	81,911	66,121
Stockholders' equity	1,507,379	1,445,975	1,320,215
Total liabilities and stockholders' equity	$2,694,744	$2,084,711	$1,881,157

lululemon athletica inc.
Condensed Consolidated Statements of Cash Flows
Unaudited; Expressed in thousands

	Two Quarters Ended
	August 4, 2019	July 29, 2018
Cash flows from operating activities
Net income	$221,593	$170,923
Adjustments to reconcile net income to net cash provided by operating activities	(171,551)	39,103
Net cash provided by operating activities	50,042	210,026
Net cash used in investing activities	(131,969)	(89,292)
Net cash used in financing activities	(170,985)	(300,239)
Effect of exchange rate changes on cash	(4,670)	(33,155)
Decrease in cash and cash equivalents	(257,582)	(212,660)
Cash and cash equivalents, beginning of period	881,320	990,501
Cash and cash equivalents, end of period	$623,738	$777,841

lululemon athletica inc.
Reconciliation of Non-GAAP Financial Measures
Unaudited

Constant dollar changes in net revenue
The below changes in net revenue show the change for the quarter ended August 4, 2019 compared to the quarter ended July 29, 2018.

Net Revenue
Change	22%
Adjustments due to foreign exchange rate changes	1
Change in constant dollars	23%

Constant dollar changes in total comparable sales, comparable store sales, direct to consumer net revenue
Due to the 53rd week in fiscal 2018, the below changes in total comparable sales, comparable store sales, and direct to consumer net revenue are calculated on a one week shifted basis such that the 13 weeks ended August 4, 2019 are compared to the 13 weeks ended August 5, 2018 rather than July 29, 2018.

	Total Comparable Sales[1,2]	Comparable Store Sales[2]	Direct to Consumer Net Revenue
Change	15%	10%	30%
Adjustments due to foreign exchange rate changes	2	1	1
Change in constant dollars	17%	11%	31%
__________
1Total comparable sales includes comparable store sales and direct to consumer sales.
2Comparable store sales reflects net revenue from company-operated stores that have been open for at least 12 full fiscal months, or open for at least 12 full fiscal months after being significantly expanded.

lululemon athletica inc.
Company-operated Store Count and Square Footage1
Square Footage Expressed in Thousands

	Number of Stores Open at the Beginning of the Quarter	Number of Stores Opened During the Quarter	Number of Stores Closed During the Quarter	Number of Stores Open at the End of the Quarter
3rd Quarter 2018	415	11	—	426
4th Quarter 2018	426	16	2	440
1st Quarter 2019	440	15	—	455
2nd Quarter 2019	455	5	—	460

	Total Gross Square Feet at the Beginning of the Quarter	Gross Square Feet Added During the Quarter[2]	Gross Square Feet Lost During the Quarter[2]	Total Gross Square Feet at the End of the Quarter
3rd Quarter 2018	1,303	52	1	1,354
4th Quarter 2018	1,354	77	5	1,426
1st Quarter 2019	1,426	40	—	1,466
2nd Quarter 2019	1,466	56	—	1,522
 __________
1Company-operated store count and square footage summary excludes retail locations operated by third parties under license and supply arrangements.
2Gross square feet added/lost during the quarter includes net square foot additions for company-operated stores which have been renovated or relocated in the quarter.